Exhibit 1

State  of Delaware
Secretary of State
Division of Corporations
Filed 11:40AM 03/23/1992
  920835118  - 2292006

                          ARTICLES OF INCORPORATION OF

                             NORTHERN MEDICAL, INC.

The undersigned incorporator(s), for the purpose of forming a corporation under the Delaware General Corporation Law hereby adopt(s) the following Articles of Incorporation.

The name of the corporation shall be NORTHERN MEDICAL, INC.

SHARES
The number of shares of stock that this corporation is authorized to have outstanding at any one time is: 10,000,000 shares of common stock par value $0.001 per share and 1,000,000 shares of preferred stock par value $0.001 per share.


INITIAL REGISTERED AGENT AND STREET ADDRESS
The name and address of the initial registered agent is: Barres, McNamara, Scanlon, Malkiewicz & Taylor, P.A. The registered office of the corporation is 2 West Loockerman Street Dover, Kent County, Delaware 19903.

The undersigned incorportor has executed these Articles of Incorporation this 20th day of March 1992.

Signed: R. W. Worthington, Incorporator


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